UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2009

Pet DRx Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 Centerview Drive, Suite 360, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	615-369-1914

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2009, Pet DRx Corporation, (the "Company"), with the consent of the requisite holders thereof, amended (the "Senior Note Amendment") its 12% Senior Convertible Notes (collectively, the "Senior Notes") to provide that in the event of a conversion of the Senior Notes into shares of common stock of the Company (the "Common Stock"), in addition to the outstanding principal amount and accrued and unpaid interest thereon, following shareholder approval, the premium due upon payment of the Senior Notes will also be converted into Common Stock. The Senior Note Amendment also provides that upon the conversion of $3,900,000 or more of the $6,500,000 aggregate principal amount of Senior Notes originally issued, all of the outstanding Senior Notes will be automatically converted into Common Stock at the then-applicable conversion price. However, Senior Notes held by Galen Partners or Camden Partners or their affiliates shall not be automatically converted without the consent of the holder. The Senior Note Amendment also reduces the advance notice that the Company must give to holders of the Senior Notes prior to the Company’s decreasing the conversion price thereof to five days (from 20 days) before the effective date of the decreased conversion price. The foregoing is a summary of the material terms of the Senior Note Amendment and does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith, which is hereby incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2010, Mr. Richard Johnston, a Managing Member of Camden Partners Holdings, LLC resigned as a director of the Company effective on January 7, 2010. Mr. Johnston served on the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Johnston’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 7, 2010, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of the Company, appointed Christopher W. Kersey, also a Managing Member of Camden Partners Holdings, LLC, as a director of the Company effective as of January 7, 2010, filling the vacancy created by the resignation of Richard Johnston described above. Mr. Kersey was appointed pursuant to the terms of the Board Voting Agreement filed as Exhibit 10.20 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on January 10, 2008. Mr. Kersey has no familial relationships with any Executive Officer or Director of the Company. As previously disclosed in the Company’s Current Reports on Form 8-K filed with the SEC on January 27, 2009, February 10, 2009 and April 2, 2009, the Company issued and sold in a private placement an aggregate of $6,500,000 of its 12% senior secured convertible notes ("Senior Notes"), together with warrants ("Warrants") to purchase up to 15,000,000 shares of Pet DRx’s common stock to certain investors. The investors participating in the private placement included Camden Partners and related entities which purchased $1,000,000 in Senior Notes and received 2,307,692.3 warrants to purchase common stock of the Company. The Camden Partners entities are greater than 5% shareholders of the Company, and Christopher W. Kersey serves as a Managing Member of Camden Partners Holdings, LLC, which serves as the general partner of the Camden entities.

Mr. Kersey, age 40, has over 11 years of investing, operating and clinical experience in the health care and life science industries. He currently serves as a Managing Member of Camden Partners Holdings, LLC and joined Camden Partners in 2008. Mr. Kersey currently serves on the board of directors of LipoScience, Inc., a company that develops magnetic resonance diagnostics to advance patient care in cardiovascular and other metabolic diseases. Prior to joining Camden Partners, from 2006 to 2008, Mr. Kersey gained operational experience as the Chief Business Development Officer and Chief Medical Officer of RediClinic LLC, one of the nation's largest independent operators of retail-based medical clinics. Prior to joining RediClinic, he served as a Managing Director from 2002 to 2006 of Cogene Ventures, at the time the largest health care and life science late-stage venture capital fund in the Southern United States. Mr. Kersey began his career in 1998 as an Associate at Menlo Ventures where he focused on health care and life science investments. His clinical research background includes fellowships at the National Institutes of Health (NIH) and the Emory University School of Medicine, where he focused on molecular biology and cardiovascular surgery, respectively. Mr. Kersey has served in a variety of community, civic and professional organizations, including as President and member of the Board of Directors of the Houston Private Equity Association from 2004 to 2006 and member of the board of directors of the Memorial Hermann Healthcare System Foundation from 2003 to 2009. Mr. Kersey received his B.A. degree from Stanford University in 1991, his M.D. degree from the Emory University School of Medicine in 1996, and his M.B.A. degree from the Harvard Business School in 1998.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 First Amendment to 12% Senior Convertible Notes, dated December 31, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pet DRx Corporation

January 7, 2010	By:	George A. Villasana

Name: George A. Villasana
Title: Executive Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to 12% Senior Convertible Notes, dated December 31, 2009